EXHIBIT 10.15

            Software Development & License Agreement
                   (Two Open TV Applications)

This Agreement is made this 30th day of May, 1997 by and between Adrenalin Entertainment, a division of Wanderlust Interactive, Inc., a Delaware corporation with offices at 5301 Beethoven Street, Los Angeles, CA 90066 ("Developer"), and Telia InfoMedia Tele Vision AB, Box 1112, 131 26 NACKA STRAND SWEDEN (courier post delivery: Automobilgatan 8-16) ("Company").

                      W I T N E S S E T H:

WHEREAS, Developer possesses certain creative and technical expertise and experience in the field of computer programming and, in particular, the creation and development of interactive television applications;

WHEREAS, Company desires Developer to develop certain Interactive television applications now known as "Mah-Jongg Tile Game" and "Trivial Pursuit" to operate on the Open TV interactive television cable system ("Software") in accordance with the specifications to be provided in Schedule A attached hereto (Specifications) and in accordance with the Time Schedule also identified in Schedule A;

WHEREAS, Company desires to license certain rights in the Software from Developer;

WHEREAS, Developer is willing and able to develop such Software and license rights to Company in accordance with the terms and conditions recited herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.  Responsibilities of Developer

a) Developer agrees to develop the Software in accordance with the Specifications identified in Schedule "A" attached hereto.

b) Developer agrees to deliver the Software in accordance with the Delivery Schedule provided in Schedule A attached hereto. Developer's conformance with the Delivery Schedule is contingent on prompt approval of preceding development milestones and timely payment of amounts due hereunder by Company.

c) Developer shall provide Company with semi-monthly written reports on the status of the development of the Software. In addition, Developer's Producer will make herself reasonably available for telephone consultation at the request of Company.

d) For a period of six (6) months following the acceptance date of the Software by Company, Developer will, at its own expense and in an expeditious fashion, make all necessary modifications to software so that it will operate in material accordance with the Specifications.

2. Developer's Ownership Rights: Grant of License: Territory. It is understood and agreed that the Software developed by Developer hereunder is the sole and exclusive property of Developer throughout the world. Subject to the terms and conditions contained herein, Developer hereby grants Company an exclusive license for fifty (50) years from the date first above written to perform the Software, publicly, and to permit others to do so, in the countries of the European continent, Scandinavia, the United Kingdom, and Eire (the "Territory"). Notwithstanding the foregoing grant of rights, nothing herein will prevent Developer from incorporating elements of computer code contained in the Software into other software products developed by Developer and supplied by Developer to third parties, or exploited by Developer, in the Territory. Such use will not be deemed an infringement of Company's rights or result in any liability on the part of Developer or any third party.

3.  Equipment and Documentation to be Provided by Company.
Company will provide Developer at no charge with sufficient set-top boxes and documentation to permit Developer to perform the services required hereunder.

4.  Compensation

a) Company shall pay Developer the following non-returnable license fees in accordance with the following schedule. All amounts are in United States dollars and are net of all withholding and/or taxes.

1. fifty thousand dollars ($50,000) upon execution of this Agreement;

2. twenty five thousand dollars ($25,000) at the mid-point of production;

3. thirty five thousand dollars ($35,000) upon acceptance of the Software by Company, Software will be deemed complete when it is demonstrated by Developer using a computer network in Developer's labs. Acceptance by Company will not be unreasonably withheld or delayed.

b) In addition to the foregoing, if Company sublicenses or otherwise exploits rights to the Software outside the network operated by Telia (it being understood that Company shall not sublicense or otherwise exploit "Trivial Pursuit" outside Sweden without the express written consent of Developer), Company will pay Developer twenty five percent (25%) of all amounts received by Company in connection with such sub-licensing or other exploitation.

c) In addition to the foregoing, Company hereby agrees to reimburse Developer for all expenses previously approved by Company incurred in the performance of this Agreement.
Previously approved expenses may include, but not necessarily be limited to, overseas courier service, airfare and hotel expenses, ground transportation, and a reasonable per diem which may be incurred whenever it is necessary for Developer personnel to travel outside the Los Angeles area. Developer shall invoice Company on a monthly basis for such expenses and payment shall be made on a not 30-day basis by Company.

d) In addition to the foregoing, Company may order up to 6,600 additional questions for the "Trivial Pursuit" Software at a cost of not greater than $6 per question. Upon receiving Company's order, Developer will use its best commercial efforts to provide the additional questions according to the timetable requested by Company; provided however, that Company understands that all such questions are subject to review and approval by Developer's licenser, and Developer can not control the timing of such review and approval.

e) Upon request of Developer, Company will promptly provide Developer with all requested usage data, and information describing the nature and amount of premium channel charges for use of Software in Sweden. In the event Developer's license in connection with the "Trivial Pursuit" Software product requires payment for use of "Trivial Pursuit" on Company's premium channel in Sweden, then Company will remit to Developer the amount required by Developer's licenser and Developer will pass along the amount so received to its licenser. As used in this section, a "premium channel" is any channel or service not included in basic cable or broadcast service, for which a separate charge is made, whether individually, or as part of a package of channels.

5. Payments by Developer to Company During the Term, Developer will pay Company twenty five percent (25%) of net amounts received by Developer as a result of licensing rights to the Software outside the Territory. As used in this Article 6, "net amounts received" means all amounts received by Developer from such licensing activities, less amounts required to be paid by Developer to third parties, such as but not limited to, its licenser in connection with "Trivial Pursuit".

6.  Accounting Statements

a) Each party agrees to keep all usual and proper records and books of account in connection with the exploitation of the Software. These books and records will be maintained in accordance with generally accepted accounting principles. Each party will deliver to the other within thirty (30) days after the end of each quarter-annual period, detailed written statements in the English language setting forth all revenues receiving arising from exploitation of the Software during such period. Each such statement will advise the applicable party in writing of the nature and source of all such revenue.

b) Simultaneous with the delivery of each accounting statement, the accounting party will pay to the other party by bank-to-bank wire transfer all amounts shown to be due in the applicable statement. All payments will be made in United States dollars using the currency exchange rate in effect on the day the applicable statements is issued. In the event that the accounting party is unable because of governmental restrictions to make payment in the manner described in the preceding sentence, it will deposit (at the receiving party's expense) to the receiving party's credit or account, or to such other account as the receiving party may from time to time designate, in a depository selected by the receiving party, all sums payable to the receiving party here under. Interest on all amounts not received on the dates provided herein will accrue from the date due at the annual rate of fifteen percent (15%) or the maximum rate allowed under applicable law (whichever is less). Nothing herein will, however, be deemed a waiver of the accounting party's obligation to account and pay all amounts due on the dates provided herein.

7.  Audits

a) A party receiving accounting statements may, from time to time, examine the records and books of account of the party providing the statements, as provided in this paragraph only. An examination may take place only for the purpose of verifying the accuracy of the applicable accounting statements. An examination may be made for any particular statement only once, and only within two years from the date in which the applicable statement has been received. Books and records may be examined only during normal business hours, only at the place the party issuing the statement normally maintains the books and records to be examined, and only upon reasonable notice. A certified public accountant, attorney, or equivalent may be engaged to make this examination. In the event that any examination of any statement reveals underpayment or under credits in an amount equal to at least five percent (5%) of the amount otherwise paid or credited in connection with the applicable statement, then the reasonable cost of the examination will be paid by the accounting party.

b) If a party has any objections to an accounting statement, specific notice of that objection together with reasons for it must be given within three years after receiving the applicable statement. Each accounting statement will become conclusively binding on both parties at the end of that three year period, and not subject to any further objection.

8.  Company's Warranties:  Confidential Information:  Additional
Undertakings.  Company warrants and represents:

a) Company possesses the full right, power, and authority to enter into and perform this Agreement;

b) The source code, documentation and related information (collectively, "Source Code") to be provided by Developer to Company for each of the Software products is proprietary and confidential information of Developer and/or its licenser and suppliers. Company agrees not to disclose or provide the Source Code to any third party or use the Source Code for any purpose other than expressly provided in this Agreement. However, Company may disclose the Source Code in accordance with judicial or other governmental order, provided Company shall give Developer reasonable written notice prior to such disclosure and shall comply with any applicable protective order or equivalent. Further, Company shall not be obligated to maintain the confidentiality of Source Code which Company can prove: (i) is already known to Company without an obligation to maintain the same as confidential; (ii) becomes publicly known through no wrongful act of Company; (iii) is rightfully received from a third party without breach of an obligation of confidentiality owed to Developer; or (iv) was independently developed by Company prior to receipt of the applicable Software product. This provision shall survive the termination or expiration of this Agreement.

c) Company agrees to defend, indemnify, and hold Developer harmless from any and all liability, loss, damage, cost, or expense (including reasonable attorneys' fees) paid or incurred by reason of any breach of any of Company's covenants, warranties, representations, or undertakings hereunder, or by reason of or in respect of the distribution, exhibition, or performance of the Software, provided, however, that the Company's liability to Developer arising out of any obligation of indemnification will in no event exceed the amount of consideration paid by Company to Developer hereunder.

d) Credits. At the time of delivery of the "gold" master visions of each Software product, Developer will provide Company with all notices and credits which must appear on each Software product (for example, on start-up screens, credit screens, or otherwise) and on advertising for each Software product. Company will take all necessary steps to incorporate the credits which are required by Developer. Developer may change these notices upon written notification to Company. Upon such written notification, Company will use its best efforts to promptly modify the notices and credits.

e) Developer reserves the right to promote its status as Developer of the Software, as well as the Agreement.

9.  Developer's Warranties.  Developer warrants and represents.

a) Developer has the full right, power, and authority to enter into this Agreement and to provide the Software;

b) the Software is an original work of authorship developed by or under the direct supervision of Developer;

c) for a period of six months following the acceptance date (the "Warranty Period"), Software will perform in material accordance with the detailed design Specifications provided in Schedule A. In the event that Software does not so perform during this Warranty Period, Developer shall, at its expense and in an expeditious fashion, make all necessary changes and modifications to Software to correct such failure to perform. The foregoing constitutes Company's exclusive remedy in the event Software so fails to perform.

d) Developer agrees to defend, indemnify, and hold Company harmless from any and all liability, loss, damage, cost, or expense (including reasonable attorneys' fees) paid or incurred by reason of any breach of any of Developer's covenants, warranties, or representations hereunder and not due to any violation or breach by Company of any of its covenants, warranties, or representations set forth herein; provided, however, that Developer's liability to Company will in no event exceed the amount of consideration paid by Company to Developer hereunder. Furthermore, Developer warrants that it holds all necessary intellectual property rights in and to the Software; that to the best of Developer's knowledge and belief Company's utilization of the Software in accordance with this Agreement will not infringe upon any third party's intellectual property rights; and to the best of its knowledge and belief the Software is free from computer viruses and bugs. For purposes of this Section, a "bug" means a programming defect which results in the failure of the Software to: (i) execute continuously, or; (ii) execute in material conformity with the applicable Specifications. In the event of any breach of this warranty, the aforesaid in this Article 9(d) will apply.

10.  Infringements

a) Company shall have the right, in its sole discretion, to prosecute lawsuits against third persons for infringement of its rights in the Software. Any lawsuit shall be prosecuted solely at Company's expense and all sums recovered shall be retained by Company.

b) Developer agrees to provide reasonable cooperation to Company in the prosecution of any such suit and Company shall reimburse
Developer for any expenses incurred by Developer in connection with such cooperation.

11. Assignment of this Agreement Company may assign this Agreement, or assign, sublicense, or otherwise transfer any of the rights granted hereunder to any company within the Telia group provided that such company operates primarily in Sweden.

12   Termination

a) Bankruptcy and Insolvency. If Company will be adjudged a bankrupt or if any insolvency proceedings are instituted by or against Company and are not dismissed within thirty (30) days after the institution thereof, or in the event of any reorganization proceedings, either voluntary or involuntary, whether or not in bankruptcy, or if a trustee or receiver is appointed to take over all or a portion of Company's assets, Company's rights under this Agreement will automatically terminate. Such termination will be deemed effective of the commencement of the event which gave rise to such termination. In the event of such termination caused by Company, then all moneys due and unpaid by Company pursuant to this Agreement will thereupon become due and payable. No moneys paid to Developer will be refundable to Company in any event. Further, all master disks, CD ROMS and all copies thereof will be returned to Developer at Company's expense, and in no event will title thereto, or any rights therein, be acquired by or vest in any trustee, receiver, or in any other party by reason of such insolvency, bankruptcy, or other occurrence affecting Company.

b) Breaches If either Company or Developer will fail or refuse to deliver any of the statements or payments provided hereunder, and/or fails or refuses to perform any other material obligation required hereunder, and such failure or refusal is not fully cured within thirty (30) days following the date of written notice advising of such failure or refusal, then in addition to such other rights and remedies which it may have under the law or otherwise under this Agreement, the notifying party will have the absolute right during the continuing period of the applicable failure or refusal to terminate the other party's rights hereunder with immediate effect and without affecting any of its own rights hereunder. If this Agreement is so terminated, each party will, nevertheless, continue to be responsible for accounting and payments set forth in this Agreement. Upon notification from Developer. Company will return all master disks, CD ROMS and other parts in its possession that were provided under this Agreement.

c) Termination Procedure Upon the termination of this Agreement, all rights herein granted by Developer to Company will immediately terminate and will thereupon revert to Developer, free and clear of all claims by Company.

13 Notices All notices required or permitted to be sent under this Agreement will be in writing and will be sent by fax with a courtesy copy sent by DHL courier or other equivalent air courier service, prepaid. Notices will be sent to Developer's or Company's address first above written. Notices will be effective on the next business day after dispatch. Developer or Company may change the address or party will be effective only upon receipt. Developer's fax number is (310) 821-4251. Company's fax number is (468) 448-8619.

14  Miscellaneous

a) This Agreement represents the entire agreement between the parties in connection with the subject matter of this Agreement. It can not be changed except upon a written instrument signed by both parties. This Agreement is governed by and interpreted in accordance with the copyright law of the United States, and those laws of the State of California which are applicable to agreements entered into and performed entirely within the State of California.

b) No warranties or representations will be deemed to have been made by either party except as expressly set forth herein.

c) In the event any one or more of the provisions of this Agreement will be held to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement will be unimpaired and the invalid, illegal, or unenforceable provision will be replaced by a mutually acceptable provision which, being valid, legal, and enforceable, comes closest or unenforceable provision.

d) A waiver by either party of any term or condition of this Agreement will not be deemed or construed to be a waiver of such term or condition for the future. All remedies, rights, undertakings, and obligations contained in this Agreement will be cumulative and none will be in limitation of any other remedy, right, undertaking, or obligation of either party.

e) Nothing herein contained will be construed to create a partnership or joint venture between the parties hereto and neither party has the power to bind the other except as expressly provided herein. Company in all dealings hereunder is an independent contractor.

f) Anything in this Agreement to the contrary notwithstanding, Company agrees that it will not permit the public performance of, or otherwise exploit or make any use whatsoever of the "Trivial Pursuit" Software product after the last day of Developer's rights (which date Developer will advise Company upon written request of Company) unless it first enters into separate agreement(s) with all parties controlling rights to "Trivial Pursuit", including, but not necessarily limited to, Developer's licenser. Developer will request that Developer's licenser give Company the right of first refusal to acquire further rights (in whatever form they may be offered (if at all) by Developer's licenser) to "Trivial Pursuit".


g) Developer will not be bound by this Agreement until it is signed by both parties.

IN WITNESS WHEREOF, Developer and Company, intending to be legally bound, have executed this Agreement on the day and date first above written.



"Company"                          "Developer"
TELIA INFOMEDIA TELEVISION AB      ADRENALIN ENTERTAINMENT, a
                                   division of Wanderlust
                                   Interactive, Inc.




By:  s/ SSL                        By: s/ Jay Smith







PED\SDLA.897